UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2017

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-54673	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Termination of the Agreement for Purchase and Sale of Wesley Village
On December 29, 2016, KBS Legacy Partners Apartment REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBS Legacy Partners Wesley LP, formerly known as KBS Legacy Partners Wesley LLC, and a second indirect wholly owned subsidiary, KBS Legacy Partners Wesley Land LLC (and, together with KBS Legacy Partners Wesley LLC, the “Owner”) entered into an agreement of purchase and sale (the “Agreement”) for the sale of Wesley Village and the adjacent 3.8-acre parcel of land (together, the “Property”) to Bluerock Real Estate, LLC (the “Purchaser”). On January 27, 2017, the Purchaser provided notice of its election to terminate the Agreement as a result of certain issues related to the survey of the Property upon the expiration of its title review period. The Purchaser also demanded the return of its earnest money deposit pursuant to the Agreement.
Reinstatement of and First Amendment to the Agreement for Purchase and Sale of Wesley Village
On January 30, 2017, the Owner and the Purchaser entered into a reinstatement of and first amendment to the Agreement (the “First Amendment”). Pursuant to the First Amendment, the Purchaser rescinded its demand for the return of its earnest money deposit, the purchase price of Wesley Village was reduced to $57.7 million from $58.0 million and the due diligence period was extended by 11 days to February 8, 2017.
ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 1.01, “Termination of the Agreement for Purchase and Sale of Wesley Village,” is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: February 3, 2017	BY:	/s/ JEFFREY K. WALDVOGEL
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary